UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

WYETH

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CEO Global Simulcast: Pfizer’s Acquisition of Wyeth

January 26, 2009

Bernard Poussot: I think that’s the signal to start. Greetings everyone. I think I’m talking to more than 20 sites beyond this one. We have obviously Madison connected and many sites not only here in the U.S. but wherever we could communicate on a decent time slot. So welcome everyone and thank you for joining us at this important moment.

I’d like to introduce Jeff Kindler, Chairman and CEO of Pfizer. We wanted to come immediately to see you all and talk about this combination that we’ve announced this morning. I must tell you we’ve had a quite busy agenda - - a lot of talks, a lot of excitement about this combination. I’m sure you’ve seen a lot of rumors first. And then, now that the transaction has been endorsed and approved by the boards of the two companies, obviously, a lot of discussion about its merits and what it means for the future.

So, I’m sure interesting times, stimulating times. It’s part of the life of our industry when you think about it. We’ve all grown by acquisition in this industry, and we’ve had our share ourselves of acquisitions throughout the years to get to the point where we are at.

Our board approved this transaction yesterday night, late. And I can tell you that the board spent a remarkable amount of time and discussed very thoroughly the various options that we had to consider. Obviously, continuing as an independent company, stand alone, which was the normal course of affairs; and then when Jeff started to voice his interest to me and I conveyed this interest and messages to our board, started to look and compare. And after a series of interactions, after a very thorough review, of the context — the economy context included that is not exactly the easiest — and looking at the proposal made by Pfizer and the interest of Jeff Kindler of really building a company that would represent a lot of what we believe in here, I think we agreed, the board and I, that this was in the interest of our shareholders. But I also believe in the interest of all of us to build something in which we all believe.

So very interesting discussions. I think our board has been phenomenal in this, and I think their support of management — their support of our plans has been remarkable and for me personally, being a recently appointed Chairman of this board, it’s been an occasion to really work closely with our board as I didn’t expect that quickly. But sadly, I could appreciate the depth and interest that they have for what you’ve been doing with me over the years.

So that tells about this decision - - you know about the proposal made by Pfizer. It’s a very significant number. It makes it one of the biggest transactions of those years, so it says about what we’ve been building all together.

Jeff will address you in a few moments. It was very important to give him this occasion to share with you his views. He’s brought a number of his colleagues who are with us, and I welcome them,

too. And I just want to share in a few minutes my pride to be among this team who has accomplished so much and for which you have developed such an interest.

This is, you are, the finest team in this industry, in my opinion. And I know this is true because this morning we also happened to release our numbers for the last quarter of ‘08 and as a result for our full year ‘08; and once again we’ve been able to deliver a record year in terms of revenues and income. And if you remember how we started this year, ‘08, with the surprise introduction of Protonix generics, we did not exactly feel like this year would be another record in revenues and income. That’s what you were able to achieve. So I thank you again for having achieved the impossible. Great.

Second, I know this is the finest team in the industry because this gentleman put with his board an offer of $68 billion to acquire Wyeth, and that says about the value we’ve created. And we’ve gone through a number of rough times. We’ve been tested as a team -- you can imagine from legal hurdles to products issues, at times. And no matter what, we’ve consistently put science first, protected our investment level, continued to put our scientists in a position to deliver. And that’s what we’ve built.

I know this is true also because look at what we’ve built in biotechnology. This is a company that 20 years ago embarked in what at the time was a very tiny area of science where, frankly, big pharma had very little to no interest. And we took that bet — with Genetics Institute first and then Immunex and then, of course, many other alliances, to the point we are today. We present ourselves, being the third largest biotech company in the world. That’s remarkable. We are immediately after Amgen and Genentech. We are in this league. We’ve been invited by Genentech to manufacture their Herceptin as you’ll remember. I mean those show the kind of capabilities we’ve been creating.

I know this is the finest team in the industry because look at how we’ve become a significant player now in the prevention field. What we’ve achieved with Prevnar®, bringing a vaccine for the first time in the history of vaccines in the world to close to $3 billion in 2008 is just remarkable. No company has ever been able, to this point, to come close to our technology to get there. Only GSK, which is now coming closer, is about to enter. But we’ve already pushed the limit higher with our 13 version, and theirs is only a 10 valent. So we are already about to introduce the next best generation. Remarkable.

So our company, again, I could go on and claim how proud we are of our Animal Health Division, which I’ve said that to you a couple of times before, I believe is the strongest biological team in the world for animals. And, you, remember the first to market West Nile virus vaccine, first. H5N3 for avian flu first. More recently for blue tongue virus in Europe, which is really a big issue for governments in Europe, we were first. This is a remarkable research story also.

So we’ve been able to transform this organization, and for me having spent 23 years this month in the company, I’ve seen all these changes and this transformation from a holding company that had these myriad of businesses, especially non-pharmaceutical businesses, to a very focused team that had commitment to growing research, innovations, new medicines, new vaccines to the world.

Our investments have been also following apace. What we’ve been investing in the last five years, totally outspent what we did in the previous 10, as a result of our evolution and transformation into a biotech and vaccine organization.

Our commitment to diseases like Alzheimer’s is unique. And that’s also part of the attraction. No company has mobilized as many resources, as many scientists, as much talent, as many resources as this company. Alzheimer’s is one of the plagues of our times, if not the plague of our times. You know, the numbers are staggering. The Baby Boomers are coming close to an age or at-risk age, and it makes this disease impossible to play with. We have to win this battle.

I’m just listing a few of our achievements or undertakings, just to share with Jeff the pride that we have of what we’ve accomplished.

There’s always a note of sadness at time of a takeover. I’ve been acquired before, in a different company. And that’s normal. You know, it would be nice to say you can continue forever independently and everything goes fine and so on, but I think we have also to be realistic and understand what this consolidation can do. Because if you share this vision that the world needs those solutions that we can bring, that our science is at the forefront of all of this, you understand why we need more and more resources in a more and more tough environment. And the times are not exactly easy going forward, and we also had to look at this when we did our projections and compared.

So I think what I felt in Jeff when we started to talk was not only a commitment but a determination to build a very strong pharma company, a company that could become the premier, diversified biopharmaceutical company. And I saw Jeff being extremely sensitive, interested, appreciative of the pieces that we built, that were unique, frankly, to us—and not necessarily present at Pfizer. So there’s an implicit recognition that what we have done and accomplished together is absolutely critical to the success of this combination.

That’s a good message and that’s good for all of us because you are working often in businesses in areas that are unknown yet to Pfizer, or just beginning to be known to Pfizer. So the value of what you bring is not just numbers, it’s know-how, it’s talent, it’s experience. And I think that is very important.

We’re going to work hard now to make this combination happen. The purpose here is to hear Jeff, and I think he’ll share with you his interest in why he came to this decision, and then we’d like to hear your questions and try to respond to as many questions as possible. Realize this is first day so we don’t have all the answers. When we don’t, we will say so. When we have the answers, we communicate with them. What’s sure is that this is going to be busy time, and we need to communicate a lot on this and how we’re going to do it together.

Alright? So with no further ado, I’m happy to introduce Jeff Kindler, Chairman and CEO of Pfizer. Thank you.

(APPLAUSE)

Jeff Kindler: Thank you. Thank you. It’s really a privilege and honor to be here. I’ve never had the privilege of visiting this beautiful campus before, and it’s really extraordinary. And the turnout here is quite amazing and I’m honored to be among you. I have deep, deep appreciation for what Bernard and his leadership team and each one of you have created here at Wyeth, and that’s why this combination was so attractive to us.

Starting with Bernard, a man who I’ve come to know quite well over the last time period as we’ve worked together on this. It was very clear to me in our very first encounters and conversations that he and I shared, most importantly, a set of values that, quite frankly, I think transcends any particular business issue of any given time. The values of the importance of integrity and fairness, openness, and the commitment that we both share to the mission that I know gets each and every one of you up to work every day and coming to work in what can often be a very difficult business, and that’s the mission of bringing innovative science to bear on improving people’s lives. And we all know there can be no nobler mission.

I like to say, and I’m sure all of you can relate to this, that you have to really love and be devoted to the mission that all of us have committed our careers to with a great passion because we do face so many challenges, so many difficulties. The work we do is inherently very hard, costly, risky, time-consuming. We fail more often than we succeed. And then on top of that, we live in a world where we’re not always appreciated as much as we deserve to be for what we do and for what each and every one of you do. And we live in a world with tremendous challenges in our operating environment that seem to grow more daunting every day.

So you really do have to have a passion and a dedication for this enterprise to be willing to deal with all that, and I have tremendous admiration for what you’ve created here at Wyeth. It’s an outstanding company in all the respects that Bernard just outlined and that’s why it was so attractive to us to think about what these two great companies can do together.

Wyeth has just done amazing things and in a leadership way that, quite frankly, the rest of the industry, including Pfizer, have not done as well and as effectively and as quickly, and Bernard has mentioned some of those. You were way ahead of the rest of the industry with regard to biologics. You have been a leader in vaccines. Your nutritional business is an outstanding one and your consumer business as well. We think our animal health businesses are very complementary, and we think together we can accomplish so much more than either of us could alone.

And I think you also need to know that our commitment to science, to the importance of science and what it can do and how we can work together to take on these incredibly difficult and challenging diseases, such as Alzheimer’s that Bernard mentioned and many others, is as deep and as resolute as yours.

So I think that you will find as you get to know us and we get to know you that we have a great deal in common in the way that we share our values and our missions.

I also want to take note of the fact that your leadership team, who some of us have gotten to know reasonably well over the last couple weeks and I’m sure we’ll get to know each other even better in the weeks ahead, has just been remarkable, just outstanding in its professionalism, the collaborative approach its taken, the dedication that so many people have put into bringing us to this place.

The last couple of weeks have been very difficult and very intense for those people that were involved, people that on very short notice came off of vacations and long-weekend plans and worked practically 24 hours a day for the last couple of weeks, right up until, quite frankly, very early this morning. And in many ways some of the hard work is yet ahead, but you need to be very, very proud of your leadership, starting with Bernard and extending to the entire team here for the great way in which they approach this. I hope we were equally gracious and collaborative on our part in working together. And we continue to find this commonality of what the two companies and their values represent.

So why this transaction and why at this time? Well, as Bernard has said and as all of you know very well, we’re in a very challenging time period. The global economy is challenged, business is challenged. Those are challenges that in general businesses face, but then in our industry we face a whole particular set of challenges. Clearly drug discovery and development has become even more difficult, more expensive and more time consuming than it’s been in the past. We are under tremendous pressures from payers and governments with regard to our pricing and marketing practices and other aspects of our business. We continue to face challenges in public opinion that we as an industry probably haven’t done as good a job as we can in terms of communicating the value and importance of what we do. And you add to all that the basic challenge of our industry, which is continuing to innovate.

It’s our view, and I think Bernard and I share this, that as we go forward into potentially very uncertain and dynamic times, it’s incumbent upon us not just to meet these challenges but to seize the many opportunities that exist, because the fact is that global health problems remain very serious and significant. Millions and millions of people around the world do not have access to quality affordable medicines; health problems remain challenges. Bernard has talked a lot today both here and in other meetings we’ve been in about the importance of prevention and wellness. One of the great attributes of Wyeth’s business across the board is your focus on prevention and wellness. That’s something society in general is not focused on and invested enough in and we both, I think, believe that very deeply.

And so, in the face of all these uncertainties and challenges — and I would argue more importantly the opportunities ahead — we believe that the combination of these two companies creates a truly unique chance to remake our industry and most importantly to accelerate our ability to provide medicines and other treatments to people.

And why is that? Well, first of all, these two businesses are amazingly complementary. You can’t find in our industry two companies that have a better fit in the sense that we are good at different things. Clearly, as I said before, Wyeth has been way ahead of Pfizer when it comes to biologics and vaccines. You have this wonderful nutritions business and consumer business; we have neither of those. I think our animal health businesses are very complementary. I think that Pfizer’s experience in global emerging markets and some of our successes around primary care and some of our specialty care businesses are complementary to yours. It’s really hard to find a better match in this or maybe any other industry from my point of view and that’s what’s so exciting about this because the whole will be so much greater than the parts.

We’re going to be the number one primary care company in the world. We’re going to be the number two specialty company in the world. Bernard’s already mentioned the number three biologics company in the world, the number four vaccines company in the world. We will be leading in human health, animal health, consumer health, and nutritionals. We’ll be strong in small molecules, large molecules and vaccines. We’ll be number one in virtually every geographic market in the world in which we compete. Those are tremendous advantages.

But of course, size and scale can often be a detriment as well as an advantage, and it’s incumbent upon all of us to be smart about how we harness those advantages of scale and size and reach and leadership for the benefit of our businesses and our patients. And that’s another way in which Bernard and I are very compatible in how we think about the business, because rather than think of these companies as big, gigantic, monolithic enterprises in some centralized one-size-fits-all, we both believe in running the business through accountable leaders with responsibilities for distinct businesses meeting distinct needs of different customers around the world.

How you approach selling established products in China is very different than how you might sell oncology drugs in the United States. How you develop and discover different kinds of medicines may be very different than how you do innovative research on consumer products and so forth. And so rather than think of this as one gigantic, monolithic enterprise, I would urge you to think of it as a series of smaller enterprises, each one of them led by world-class leaders from both companies, each of them accountable for their results and each of them able quickly to respond to the needs of their respective customers and patients. And if we can make all that work, there will be nothing like it. There will be nothing like it in health care because we’ll be helping patients from prenatal vitamins to nutrition to consumer products and all the way through to the end of their lives in helping treat them and make them better and address diseases. It will be a formidable, formidable combination.

We have the utmost respect for all the terrific talent and leadership here at Wyeth. We look forward to working together to find the best ways to pull these two companies together to make them greater than either one of them could be separately.

So thank you very much for having me here today. I look forward to answering your questions and getting to know some of you, probably not everyone in this room, but hopefully as many of you as possible in the weeks and months ahead, and we look forward to collaborating and creating a great partnership between two great companies. Thank you.

END OF RECORDING

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Wyeth concerning the proposed merger of Wyeth with Pfizer (the “merger”) and other future events and their potential effects on Wyeth. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

In connection with the proposed merger, Pfizer intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 containing a proxy statement/prospectus for the stockholders of Wyeth and each of Wyeth and Pfizer plan to file other documents with the SEC regarding the proposed merger transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, WYETH’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement/prospectus, as well as other relevant documents containing important information about Wyeth and Pfizer at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Wyeth’s stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to Wyeth, Five Giralda Farms, Madison, NJ 07940, Attention: Investor Relations, (877) 552-4744. Information about Wyeth’s directors and executive officers and other persons who may be participants in the solicitation of proxies from Wyeth’s stockholders is set forth in Wyeth’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and Wyeth’s proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on March 14, 2008.